Exhibit 99.1

Contact

Investor and Media Relations

Susan W. Specht, MBA

Director, Corporate Communications

(206) 442-6592

spechts@zymogenetics.com

Bayer Media Relations:

Cathy Keck Anderson

206-254-5438

cathy.keck.anderson@bayer.com

FOR IMMEDIATE RELEASE

FDA Approves ZymoGenetics’ RECOTHROMTM Thrombin, topical

(Recombinant)

– First recombinant plasma-free thrombin for use in surgical hemostasis –

– $40 million milestone payment from Bayer –

Seattle, January 17, 2008— ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced that the United States Food and Drug Administration (FDA) has approved RECOTHROMTM Thrombin, topical (Recombinant) for sale. RECOTHROM, previously referred to as recombinant thrombin (rThrombin), is the first and only recombinant, plasma-free thrombin approved for use as a topical hemostat. RECOTHROM is indicated as an aid to hemostasis whenever oozing blood and minor bleeding from capillaries and small venules is accessible and control of bleeding by standard surgical techniques is ineffective or impractical. RECOTHROM may be used in conjunction with an absorbable gelatin sponge, USP. A Phase 3 pivotal clinical trial showed that RECOTHROM had comparable efficacy and a significantly lower incidence of antibody formation compared to the commercially available bovine thrombin product.

“The FDA approval of RECOTHROM recombinant thrombin is important news for patients, surgeons and hospitals,” said Bruce L.A. Carter, Chief Executive Officer. “We believe that RECOTHROM has important features and benefits. We’re well prepared for launch and expect to ship product in the near future.”

Under a global collaboration, Bayer HealthCare Pharmaceuticals will support the launch of RECOTHROM in the US for three years. Both ZymoGenetics and Bayer field representatives, medical science liaisons and sales personnel have been thoroughly trained. The FDA approval triggers a $40 million milestone payment from Bayer HealthCare to ZymoGenetics. ZymoGenetics will compensate Bayer HealthCare for its US sales efforts by paying a tiered commission of up to 20% on US sales and up to $20 million in sales bonus payments upon achievement of certain US sales levels during a three-year co-promotion period.

In June 2007 Bayer HealthCare acquired the rights to RECOTHROM in all markets outside the US. Bayer will commercialize RECOTHROM leveraging the company’s strong commercial presence in global markets. Bayer will be responsible for conducting any required clinical trials, securing regulatory approvals and commercializing the product in all countries outside the US.

“The first regulatory approval of RECOTHROM is a significant signal of the product’s strong clinical data,” said Hans Bishop, head of Bayer’s global hematology/cardiology business unit. “RECOTHROM is an attractive addition to our specialty pharmaceutical portfolio. Our partnership with ZymoGenetics demonstrates Bayer’s continued focus on working collaboratively with innovative biotechnology companies to develop and commercialize novel protein therapeutics.”

About RECOTHROM™ Thrombin, topical (Recombinant)

RECOTHROM is a recombinant form of human thrombin that is structurally and functionally similar to human thrombin. It is not derived from animal or human blood. With thrombin being used in more than 1 million surgeries each year in the United States, RECOTHROM gives surgeons the opportunity to provide their patients with a plasma-free thrombin alternative for surgical hemostasis. The production of recombinant proteins is not dependent on the availability of blood from animals or human donors and can be scaled-up to meet market demand.

RECOTHROM is indicated as an aid to hemostasis whenever oozing blood and minor bleeding from capillaries and small venules is accessible and control of bleeding by standard surgical techniques is ineffective or impractical. RECOTHROM may be used in conjunction with an absorbable gelatin sponge, USP.

IMPORTANT SAFETY INFORMATION

RECOTHROM is for topical use only, and should not be injected directly into the circulatory system. There is a potential risk of thrombosis if the product is absorbed systemically. RECOTHROM is not to be used for the treatment of massive or brisk arterial bleeding.

Please see full prescribing information at:

http://www.zymogenetics.com/products/recothrom.html.

For additional information, please visit: http://www.recothrom.com.

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The Company is developing a diverse pipeline of product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune and viral diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

About Bayer HealthCare Pharmaceuticals Inc.

Bayer HealthCare Pharmaceuticals Inc. is the U.S.-based pharmaceuticals unit of Bayer HealthCare LLC, a division of Bayer AG. One of the world’s leading, innovative companies in the healthcare and medical products industry, Bayer HealthCare combines the global activities of the Animal Health, Consumer Care, Diabetes Care, and Pharmaceuticals divisions. In the United States, Bayer HealthCare Pharmaceuticals comprises the following business units: Women’s Healthcare, Diagnostic Imaging, Specialized Therapeutics, Hematology/Cardiology and Oncology. The company’s aim is to discover and manufacture products that will improve human health worldwide by diagnosing, preventing and treating diseases.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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